Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-33790) on Form S-8 of our report, dated June 24, 2022, with respect to the statement of net assets available for benefits as of December 31, 2021 and statement of changes in net assets available for benefits for the year ended December 31, 2021, appearing in the Annual Report on Form 11-K of The Investment and Employee Stock Ownership Plan of Avista Corporation for the year ended December 31, 2022.

/s/ CliftonLarsonAllen LLP

Minneapolis, Minnesota

June 26, 2023